Exhibit 10.1
SECURITY AGREEMENT
THIS SECURITY AGREEMENT (“Security Agreement”) is entered into as of September14, 2012 (“Effective Date”), by and among Magnetek, Inc. (“Magnetek” or “Grantor”), a Delaware corporation, and the Pension Benefit Guaranty Corporation (“PBGC” or “Secured Party”, and collectively with Magnetek, the “Parties”), a wholly-owned United States government corporation created by Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), acting on behalf of the Magnetek FlexCare Plus Retirement Pension Plan (the “Plan”).
Recitals
A.Magnetek, a Delaware corporation, which maintains its headquarters in Menomonee Falls, Wisconsin, is in the business of developing, manufacturing, and marketing digital power and motion control systems for material handling, people-moving, renewable energy, and mining applications.

B.Magnetek sponsors the Plan.

C.Magnetek sought a waiver of the minimum funding standards for the Plan's plan year which began on January 1, 2011, pursuant to Section 412(c) of the Code (as defined below) and Section 302(c) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

D.By letter dated October 21, 2011 (the “Waiver Letter”), the Internal Revenue Service (“IRS”) granted such waiver for the Plan (the “Waiver”).

E.The IRS required that Magnetek provide collateral acceptable to the PBGC as a condition of granting the Waiver, and pursuant to Section 412(c)(4)(A) of the Code and Section 302(c)(4)(A) of ERISA, such security may be perfected and enforced only by the PBGC on behalf of the Plan.

F.The aggregate amount of the outstanding balance of the Waiver equals $16.4 million, which amount will be amortized over a five plan year period under Section 430(e) of the Code, payable in quarterly installments and other required payments with interest thereon as prescribed by Section 430 of the Code (the “Obligations”).

G.Magnetek has agreed to provide to PBGC as collateral security for the Obligations a lien on all of Magnetek's currently owned and after-acquired personal property as provided in this Security Agreement in order to satisfy the condition of the Waiver.

Operative Provisions
NOW, THEREFORE, for valuable consideration, receipt of which is acknowledged, the Parties agree as follows:
1.    Definitions
(a)    Capitalized Terms Not Defined Herein. Capitalized terms defined in the UCC (as defined below) which are not otherwise defined in this Security Agreement have the meanings provided therein.
(b)    Definitions of Certain Terms Used Herein. As used in this Security Agreement, the following terms shall have the following meanings:
“Assigned Contracts” means, collectively, all of the Grantor's rights and remedies under, and all moneys and claims for money due or to become due to the Grantor under any material contracts, and any and all amendments, supplements, extensions, and renewals thereof including all rights and claims of the Grantor now or hereafter existing: (a) under any insurance, indemnities, warranties, and guarantees provided for or arising out of or in connection with any of the foregoing agreements; (b) for any damages arising out of or for breach or default under or in connection with any of the foregoing contracts; (c) to all other amounts from time to time paid or payable under or in connection with any of the foregoing agreements; and (d) to exercise or enforce any and all covenants, remedies, powers and privileges thereunder.
“Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended.
“Collateral” shall have the meaning set forth in Section 2.
“Commercial Tort Claim” means each currently existing “commercial tort claim”, as defined in the UCC, including each commercial tort claim specifically described in Schedule 3.
“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.
“Copyrights” means, with respect to any Person, all of such Person's right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.
“Disclosed Liens” shall have the meaning set forth in Section 3(a).
“Licenses” means, with respect to any Person, all of such Person's right, title, and interest in and to (a) any and all licensing agreements or similar arrangements in and to its Patents, Copyrights, or Trademarks, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Material Adverse Change” means any act or circumstance or event which (a) causes a Default, (b) otherwise could reasonably be expected to be material and adverse to the business, operations, properties, financial condition or prospects of Grantor, or (c) in any manner whatsoever could adversely affect the validity or enforceability of any of this Security Agreement.
“Other Collateral” means any property of the Grantor, not included within the defined terms Account, Chattel Paper, Document, Equipment, Fixtures, General Intangible, Goods, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Supporting Obligation, Deposit Account, Assigned Contracts, Receivables, and Commercial Tort Claim, including all cash on hand, letters of credit, Stock Rights or any other deposits (general or special, time or demand, provisional or final) with any bank or other financial institution, it being intended that the Collateral include all currently owned and after-acquired personal property of the Grantor.
“Patents” means, with respect to any Person, all of such Person's right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.
“Permitted Liens” means any of the following: (1) liens of carriers, warehousemen, bailors, suppliers, landlords, mechanics, laborers, materialmen, and other similar persons arising by law in the ordinary course of business securing obligations which are (i) not yet due or (ii) being diligently contested in good faith by appropriate proceedings, with adequate reserves having been established therefor in accordance with U.S. GAAP, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the Collateral subject to such liens; (2) liens for taxes which are (i) not yet delinquent or (ii) being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP; (3) good faith pledges or grants of security interests to secure statutory obligations, surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of Grantor's business and not in connection with the borrowing of money, provided that in each case the obligation secured is not overdue or, if overdue, is being diligently contested in good faith by appropriate actions or proceedings and adequate reserves have been established in accordance with U.S. GAAP with respect to such obligation; (4) purchase-money security interests in, and capital leases with respect to, specific items of equipment and related software and the proceeds thereof; (5) judgments that have not become final and are being appealed in good faith and have been properly secured or bonded pending the resolution thereof; (6) Disclosed Liens; and (7) the Senior Liens.
“Person” shall have the meaning set forth in Article 1 of the UCC.
“Pledged Collateral” means all Instruments, Securities and other Investment Property of Grantor constituting Collateral, whether or not physically delivered to the Secured Party pursuant to this Security Agreement.
“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.
“Secured Obligations” means (a) the Obligations, and (b) all of Grantor's obligations under this Security Agreement.

“Senior Obligations” means all obligations of the Grantor now or hereafter owing under the Senior Credit Agreement or any other document, record, instrument, or agreement executed in connection with the Senior Credit Agreement.
“Senior Credit Agreement” means the Credit Agreement between Magnetek and Associated Bank, National Association dated November 6, 2007, including all amendments thereto.
“Senior Liens” means those liens in favor of Associated Bank, National Association, securing Senior Obligations.
“Stock Rights” means any Securities, dividends, Instruments or other distributions and any other right or property which Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral and any Securities, any right to receive Securities and any right to receive earnings, in which Grantor now has or hereafter acquires any right, issued by an Issuer of such Securities.
“Trademarks” means, with respect to any Person, all of such Person's right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.
“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of Delaware or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Secured Party's lien on any Collateral.
2.    Grant of Security Interest. Grantor hereby pledges, assigns and grants to PBGC a security interest in all of Grantor's right, title and interest in, to and under all personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of Grantor (including under any trade name or derivations thereof), and whether owned or consigned by or to, or leased from or to, Grantor, and regardless of where located (all of which will be collectively referred to as the “Collateral”), including:

(a)	all Accounts;

(b)	all Chattel Paper;

(c)	all Documents;

(d)	all Equipment;

(e)	all Fixtures;

(f)	all General Intangibles;

(g)	all Goods;

(h)	all Instruments;

(i)	all Inventory;

(j)	all Investment Property;

(k)	all cash or cash equivalents;

(l)	all letters of credit, Letter-of-Credit Rights and Supporting Obligations;

(m)	all Deposit Accounts with any bank or other financial institution;

(n)	all Assigned Contracts;

(o)	all Receivables;

(p)	all leases;

(q)	all Commercial Tort Claims;

(r)	all Other Collateral; and

(s)
all accessions to, substitutions for and replacements, proceeds, insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing;

to secure the prompt and complete payment and performance of the Secured Obligations.
3.    Representations and Warranties. Grantor represents and warrants to the Secured Party that:
(a)    Title, Perfection and Priority. It has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all liens except the Senior Liens and any other liens disclosed by it on Schedule 3(a) (the “Disclosed Liens”), and has full power and authority to grant to the Secured Party the security interest in such Collateral pursuant hereto. When financing statements have been filed in the office of the Secretary of State of the state listed as Grantor's state of organization in Schedule 3(b), the Secured Party will have a fully perfected security interest in that Collateral of Grantor in which a security interest may be perfected by filing, subject only to the Senior Liens and any prior perfected Disclosed Liens.
(b)    Type and Jurisdiction of Organization, Organizational and Identification Numbers. The type of entity of Grantor, its state of organization, the organizational number issued to it by its state of organization and its federal employer identification number are set forth in Schedule 3(b).

(c)    Principal Location. Grantor's mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), are disclosed in Schedule 3(c); it has no other places of business except those set forth in Schedule 3(c).

(d)    Collateral Locations. All of Grantor's locations where Collateral is located are listed in Schedule 3(d).

(e)    Deposit Accounts. All of Grantor's Deposit Accounts are listed in Schedule 3(e).

(f)    Exact Names. Grantor's name in which it has executed this Security Agreement is the exact name as it appears in its organizational documents, as amended, as filed with its state of organization.

(g)    Intellectual Property. Grantor does not have any interest in, or title to, any Patent, Trademark or Copyright except as set forth in Schedule 3(g).

(h)    Commercial Tort Claims. Grantor does not have any interest in, or title to, any Commercial Tort Claim except as set forth in Schedule 3(h).

(i)    No Financing Statements, Security Agreements. No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming Grantor as debtor has been filed or is of record in any jurisdiction, except for Disclosed Liens.

4.    Covenants. From the date of this Security Agreement, and thereafter until this Security Agreement is terminated, Grantor agrees that:

(a)    General.

(1)    Collateral Records. It shall maintain complete and accurate books and records with respect to the Collateral owned by it, and furnish to the Secured Party such reports relating to such Collateral as the Secured Party from time to time reasonably requests.
(2)    Authorization to File Financing Statements; Ratification. Grantor hereby authorizes the Secured Party to file, and if requested shall deliver to the Secured Party, all financing statements and other documents and take such other actions as may from time to time be requested by the Secured Party in order to maintain a perfected security interest in the Collateral owned by Grantor subject only to the Senior Liens and any prior perfected Disclosed Liens. Any financing statement filed by the Secured Party may be filed in any filing office in any UCC jurisdiction and may (A) indicate Grantor's Collateral (i) as all assets of the Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or such jurisdiction, or (ii) by any other description which reasonably approximates the description contained in this Security Agreement, and (B) contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing or acceptance of any financing statement or amendment, including (i) whether Grantor is an organization, the type of organization and any organization identification number issued to Grantor, and (ii) in the case of a financing statement filed as a fixture filing or indicating Grantor's Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Grantor shall furnish any such information to the Secured Party promptly upon request. Grantor shall do and perform all acts and things necessary or appropriate (or which Grantor or the Secured Party reasonably deems necessary or appropriate) to perfect, or to give any necessary or any desirable notice of, the Secured Party's security interest in the Collateral.
(3)    Further Assurances. Grantor shall, if so requested by the Secured Party, furnish to the Secured Party, as often as the Secured Party reasonably requests, statements and schedules further identifying and describing the Collateral owned by it and such other reports and information in connection with its Collateral as the Secured Party may reasonably request, all in such detail as the Secured Party may specify. Grantor also shall take any and all actions necessary to defend title to the Collateral owned by it against all Persons and to defend the security interest of the Secured Party in its Collateral and the priority thereof against any lien except the Senior Liens and any prior perfected Disclosed Liens.
(4)    Liens. Grantor shall not create, incur, or suffer to exist any lien on the Collateral owned by it, except (A) Permitted Liens, and (B) the security interests created by this Security Agreement.
(5)    Other Financing Statements. Grantor shall not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it, except to any extent expressly permitted by Section 4(a)(4).
(6)    Locations. Grantor shall not (A) maintain any Collateral owned by it at any location other than those locations listed on Schedule 3(d), (B) otherwise change, or add to, such locations without ten days' prior written notice to the Secured Party, or (C) change its principal place of business or chief executive office from the location identified on Schedule 3(c), without ten days' prior written notice to the Secured Party.
(7)    Compliance with Terms. Grantor shall perform and comply with all obligations in respect of the Collateral owned by it and all agreements to which it is a party or by which it is bound relating to such Collateral.
(8)    Notice of Action. Grantor shall notify the Secured Party of any legal process levied against the Collateral or any other event which may affect the value, use or possession of the Collateral or any of the rights of the Secured Party in relation to the Collateral.
(9)    Disposition of Collateral. Grantor shall not sell, lease or otherwise dispose of the Collateral owned by it outside the ordinary course of its business without the Secured Party's prior written consent.
(10)    Change in Corporate Existence, Type or Jurisdiction of Organization, Location, Name. Grantor shall:

(A)    preserve its existence and corporate structure as in effect on the Effective Date; and

(B)    not change its jurisdiction of organization,

unless, in each such case, Grantor shall have given the Secured Party not less than 15 days' prior written notice of such event or occurrence (or such shorter period as may be acceptable to the Secured Party in its sole discretion).
(b)    Receivables.

(1)    Certain Agreements on Receivables. Following the occurrence of a Default, Grantor shall not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable, or accept in satisfaction of a Receivable less than the original amount thereof. Prior to the occurrence of a Default, Grantor may do so in the exercise of its reasonable commercial judgment in its ordinary course of business.
(2)    Collection of Receivables. Except as otherwise provided in this Security Agreement, Grantor shall collect and enforce, at its sole expense, all amounts due or hereafter due to it under the Receivables owned by it.
(3)    Delivery of Invoices. Grantor shall deliver to the Secured Party immediately upon its request after the occurrence and during the continuation of a Default, duplicate invoices with respect to each Account owned by it bearing such language of assignment as the Secured Party specifies.
(4)    Disclosure of Counterclaims on Receivables. If after the occurrence and during the continuation of a Default (A) any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on any Receivable owned by Grantor exists, or (B) if, to the knowledge of Grantor, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to any such Receivable, Grantor shall promptly disclose such fact to the Secured Party in writing.

(c)    Inventory and Equipment. Grantor shall do all things necessary to maintain, preserve, protect and keep its Inventory and the Equipment in good repair and working and saleable condition, except for deteriorating or damaged or defective goods arising in the ordinary course of its business and except for ordinary wear and tear in respect of the Equipment.
(d)    Delivery of Instruments, Securities, Chattel Paper and Documents. Immediately upon the payment in full of all Senior Obligations and the irrevocable release and termination of all Senior Liens, Grantor shall (1) deliver to the Secured Party the originals of all Chattel Paper, Securities and Instruments constituting Collateral owned by it (if any then exist), (2) hold in trust for the Secured Party upon receipt and immediately thereafter deliver to the Secured Party any such Chattel Paper, Securities and Instruments constituting Collateral, and (3) deliver to the Secured Party (and thereafter hold in trust for the Secured Party upon receipt and immediately deliver to the Secured Party) any Document evidencing or constituting Collateral.
(e)    Uncertificated Pledged Collateral. Upon the payment in full of all Senior Obligations and the release and termination of all Senior Liens, Grantor shall permit the Secured Party from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Pledged Collateral owned by it not represented by certificates to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Pledged Collateral not represented by certificates and all rollovers and replacements therefor to reflect the lien of the Secured Party granted pursuant to this Security Agreement. Upon the payment in full of all Senior Obligations and the release and termination of all Senior Liens, with respect to any Pledged Collateral owned by it, Grantor shall take any actions necessary to cause (1) the issuers of uncertificated securities which are Pledged Collateral, and (2) any securities intermediary which is the holder of any such Pledged Collateral, to cause the Secured Party to have and retain Control over such Pledged Collateral. Without limiting the foregoing, upon the payment in full of all Senior Obligations and the release and termination of all Senior Liens, such Grantor shall, with respect to any such Pledged Collateral held with a securities intermediary, cause such securities intermediary to enter into a control agreement with the Secured Party, in form and substance satisfactory to the Secured Party, giving the Secured Party Control.
(f)    Intellectual Property. If, after the date hereof, Grantor obtains ownership rights to (including filing and acceptance of a statement of use or an amendment to allege use with the United States Patent and Trademark Office, or applies for or seeks registration of (other than registration of an intent to use a Trademark)) any new patentable invention, Trademark or Copyright in addition to the Patents, Trademarks and Copyrights described in Schedule 3(g), then Grantor shall give the Secured Party notice thereof within ten days after obtaining such ownership rights. Grantor shall promptly upon request by the Secured Party execute and deliver to the Secured Party any supplement to this Security Agreement or any other document reasonably requested by the Secured Party to evidence Secured Party's security interest in such new application or registration in a form appropriate for recording in the applicable federal office. Grantor also hereby authorizes the Secured Party to modify this Security Agreement unilaterally (i) by amending Schedule 3(g) to include any future Patents, Trademarks and/or Copyrights of which the Secured Party receives notification from such Grantor pursuant hereto, and (ii) by recording, in addition to and not in substitution for this Security Agreement, a duplicate original of this Security Agreement containing in Schedule 3(g) a description of such future Patents, Trademarks and/or Copyrights.
(g)    No Interference. Grantor shall not interfere with any right, power and remedy of the Secured Party provided for in this Security Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Secured Party of any one or more of such rights, powers or remedies.

5.    Defaults. The occurrence of any one or more of the following events constitutes a “Default” hereunder:

(a)    Any representation or warranty made by or on behalf of Grantor under or in connection with this Security Agreement shall be materially false as of the date on which made.

(b)    Grantor fails to perform any of the covenants contained in Section 4 of this Security Agreement.

(c)    The breach by Grantor of any other term or provision of this Security Agreement.

(d)    (1) Grantor fails to (A) timely make any required contribution to the Plan, including any required installment under Section 430(j)(3) of the Code, (B) timely pay any Secured Obligation, or (C) satisfy any term or condition of the Waiver Letter, or (2) the Waiver is deemed void under applicable law or is declared void by the IRS.

(e)    A material provision of this Security Agreement shall for any reason cease to be valid, binding and enforceable with respect to any party hereto in accordance with its terms, or any such party challenges the enforceability hereof or thereof, or asserts in writing, or takes any action or fails to take any action based on the assertion that any provision hereof has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest, mortgage or lien provided for herein shall cease to be a valid and perfected first priority security interest in any of the Collateral (except as otherwise permitted under Section 4(a)(4)).

(f)    Grantor (1) becomes insolvent; or (2) is unable, or admits in writing its inability to pay debts as they generally mature; or (3) makes a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount or it property; or (4) makes or sends notice of a bulk transfer; or (5) files or, consents to the filing against it, of a petition or other papers commencing a proceeding under Title 11 of the United States Code or any similar type of insolvency proceeding (“Insolvency Proceeding”); or (6) has an Insolvency Proceeding filed or instituted against it which has not been dismissed within 60 days after its commencement, or in which an order for relief has been entered against it, or (7) applies to a court for appointment of a receiver, trustee or custodian for any of its assets; or (8) has a receiver, trustee or custodian appointed for any of its assets (with or without its consent).

(g)    Grantor dissolves, suspends, or discontinues doing business.

(h)    Any default in respect of any indebtedness of Grantor, in any case in an amount in excess of $250,000, which default continues for more than the applicable cure period, if any, with respect thereto, and such indebtedness has been accelerated.

(i)    The sale, transfer, assignment, pledge, mortgage, encumbrance or hypothecation of all or any portion of the Collateral by Grantor outside of the ordinary course of Grantor's business without the prior express written consent of Secured Party.

(j)    PBGC receives a notice of Grantor's intent to terminate the Plan in a distress termination pursuant to 29 U.S.C. § 1341(c).

(k)    PBGC determines under 29 U.S.C. § 1342(a) that the Plan must or should be terminated.

(l)    A Material Adverse Change occurs after the Effective Date.

6.    Remedies. PBGC shall have the following rights and remedies:
(a)    At any time after a Default has occurred, PBGC shall have all rights and remedies provided in this Security Agreement, the UCC, and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Grantor, except to any extent that such notice or consent is expressly provided for hereunder or required by applicable law and not waivable under such law (it being understood and agreed by Grantor that, to the fullest extent permitted by applicable law, it hereby waives all such notice not expressly provided for hereunder). All rights, remedies and powers granted to PBGC hereunder, under the UCC or other applicable law, are cumulative, not exclusive, and enforceable, in PBGC's sole discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Grantor of this Security Agreement.
(b)    Without limiting the foregoing, at any time after a Default has occurred, PBGC may, in its sole discretion and without limitation: (1) accelerate the payment of all Secured Obligations and demand immediate payment thereof to PBGC (provided, that, upon the occurrence of a Default under Section 5(i) above, all Secured Obligations shall automatically become immediately due and payable) whereupon the Secured Obligations shall be immediately due and payable without presentment, demand, protest or formalities of any kind, all of which Grantor hereby waives, (2) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or any portion of the Collateral, (3) require Grantor, at its expense, to assemble and make available to PBGC any part or all of the Collateral at any place and time designated by PBGC, (4) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (5) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (6) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, office of PBGC or elsewhere) at such prices or terms as PBGC may deem reasonable, for cash, upon credit or for future delivery, with the PBGC having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Grantor, which right or equity of redemption is hereby expressly waived and released by Grantor. If any of the Collateral is sold or leased by PBGC upon credit terms or for future delivery, the Secured Obligations shall not be reduced as a result thereof until payment therefor is finally collected by PBGC. If notice of disposition of Collateral is required by law, ten days prior notice by PBGC to Grantor designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Grantor waives any other notice. In the event PBGC institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Grantor waives the posting of any bond which might otherwise be required.
(c)    At any time after a Default has occurred, PBGC may, in its sole discretion, enforce Grantor's rights against any account debtor, in respect of any accounts or other Receivables. Without limiting the generality of the foregoing, PBGC may at such time (1) notify any or all account debtors, secondary obligors or other obligors in respect thereof that Receivables have been assigned to PBGC and that PBGC has a security interest therein and PBGC may direct any or all accounts debtors to make payment of receivables directly to PBGC, (2) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Secured Obligations, (3) demand, collect or enforce payment of any receivables or such other obligations, but without any duty to do so, and PBGC shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto, and (4) take whatever other action PBGC may deem necessary or desirable for the protection of its interests. At any time after a Default has occurred, at PBGC's request, Grantor shall cause all invoices and statements sent to any account debtor to state that the accounts and such other obligations have been assigned to PBGC and are payable directly and only to PBGC, and Grantor shall deliver to PBGC such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any accounts as PBGC may require.
(d)    To the extent that applicable law imposes duties on PBGC to exercise remedies in a commercially reasonable manner (and such duties cannot be waived under such law), Grantor acknowledges and agrees that it is not commercially unreasonable for PBGC: (1) to fail to incur expenses reasonably deemed significant by PBGC to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (2) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any governmental authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (3) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (4) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (5) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (6) to contact other persons, whether or not in the same business as Grantor, for expressions of interest in acquiring all or any portion of the Collateral, (7) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not such Collateral is of a specialized nature, (8) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (9) to dispose of assets in wholesale rather than retail markets, (10) to disclaim disposition warranties, (11) to purchase insurance or credit enhancements to insure PBGC against risks of loss, collection or disposition of Collateral or to provide to PBGC a guaranteed return from the collection or disposition of Collateral, or (12) to the extent deemed appropriate by PBGC, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist PBGC in the collection or disposition of any of the Collateral. Grantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of actions and omissions by the PBGC which would not be commercially unreasonable in PBGC's exercise of remedies against the Collateral and that other actions or omissions by PBGC shall not be deemed commercially unreasonable solely or partly on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to Grantor or to impose any duties on PBGC that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section.
(e)    At any time after a Default has occurred, PBGC shall apply the cash proceeds of Collateral actually received by PBGC from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Secured Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Secured Obligations. PBGC may, without any liability to Grantor or any other Person, deposit such cash proceeds into the Plan's trust. Grantor shall remain liable to PBGC for the payment of any deficiency, with interest as provided by law, and for all costs and expenses of collection or enforcement, including attorneys' fees and expenses.

(f)    For the purpose of enabling PBGC to exercise its rights and remedies hereunder, Grantor hereby grants to PBGC, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time after a Default has occurred) without payment of royalty or other compensation to Grantor, to sue, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other intellectual property and general intangibles now owned or hereafter acquired by Grantor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.
(g)    For the purpose of enabling the Secured Party to exercise the rights and remedies hereunder at such time as the Secured Party becomes lawfully entitled to exercise such rights and remedies, Grantor hereby (1) grants to the Secured Party an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to Grantor) to use, license or sublicense any Copyrights, Patents, Trademarks or Licenses now owned or hereafter acquired by Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, and (2) irrevocably agrees that the Secured Party may sell any of Grantor's Inventory directly to any Person including Persons who have previously purchased Grantor's Inventory from Grantor in connection with any such sale or other enforcement of the Secured Party's rights under this Security Agreement, may sell Inventory which bears any Trademark owned by or licensed to Grantor and any Inventory that is covered by any Copyright owned by or licensed to Grantor and the Secured Party may finish any work in process and affix any Trademark owned by or licensed to Grantor and sell such Inventory as provided herein.
7.    No Responsibility. Grantor acknowledges that the PBGC has no responsibility for, and does not assume any of, Grantor's obligations or duties under any agreement, instrument, general intangible or other contract or obligation which is part of the Collateral or any obligation relating to the acquisition, preparation or holding of the Collateral.
8.    Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Grantor for liquidation or reorganization, should Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Grantor's assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned (any payment or part thereof so rescinded, reduced, restored or returned, an “Avoided Payment”), the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
9.    Termination. This Security Agreement shall continue in effect, and the security interest granted hereby, the duties, covenants and liabilities of Grantor hereunder and all the terms, conditions and provisions hereof shall continue to be fully operative until all of the Secured Obligations, including any Avoided Payments, have been paid in full. Upon termination of this Security Agreement, PBGC shall, within 20 days after receiving from Grantor a Notice of Termination of the UCC-1 Financing Statement prepared by Grantor at its sole expense, file said document, or otherwise file appropriate documents to withdraw liens, where appropriate.

10.    Indemnity. Grantor assumes liability for, and agrees to indemnify PBGC (and each of its employees, directors, and agents) against, and on written demand to pay, or to reimburse PBGC for the payment of any or all liabilities, obligations, losses, damages, penalties, claims, suits, actions, costs, expenses, and disbursements, including reasonable legal fees and expenses of any kind and nature imposed on, incurred by, or asserted against PBGC directly or principally relating to or arising out of this Security Agreement; provided, that Grantor shall not be required to indemnify PBGC against any of the foregoing that results from the gross negligence or willful misconduct of PBGC (or any employee, director, or agent thereof).

11.    Miscellaneous.

(a)    Amendments. This Security Agreement cannot be changed or terminated orally and can only be modified upon the written consent of both Parties.

(b)    Counterparts. This Security Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

(c)    Choice of Law. The validity, interpretation and enforcement of this Security Agreement and any dispute arising out of the relationship between the Parties in connection with this Security Agreement, whether in contract, tort, equity or otherwise, shall be governed by the laws of the state of Delaware without giving effect to its principles of conflicts of law), to the extent that such laws are not preempted by federal law.
(d)    Consent to Jurisdiction. In the event of any action brought under or arising out of this Security Agreement, the Parties hereby consent to the jurisdiction of the federal courts sitting in the District of Delaware and the District of Columbia.
(e)    Waiver of Jury Trial. Grantor hereby waives trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract, or otherwise) in any way arising out of, related to, or connected with the Secured Obligations, this Security Agreement, or the relationship established hereunder.
(f)    Integration. Except to the extent of any references herein to the Waiver Letter, this Security Agreement and schedules hereto contain the entire and exclusive agreement of the Parties with respect to the matters contemplated herein, and supersede any and all prior negotiations relating thereto.
(g)    Notices. All notices, demands, instructions and other communications required or permitted under this Security Agreement shall be in writing and shall be delivered to the intended recipient at the Address for Notices specified below or at such other address as shall be designated by any of them in a notice to the other Party provided under this Section. All notices and other communications shall be deemed to have been duly given, in the case of transmission by facsimile, when received at the recipient's facsimile machine; in the case of hand delivery, when received; or in the case of overnight express mail by a nationally recognized carrier, the following business day.

Address for Notices:
To PBGC:        Corporate Finance and Restructuring Department
Pension Benefit Guaranty Corporation
1200 K Street, N.W.
Washington, D.C. 20005-4026
Telephone: (202) 326-4070
Facsimile: (202) 842-2643

Office of the Chief Counsel
Pension Benefit Guaranty Corporation
1200 K Street, N.W.
Washington, D.C. 20005-4026
Telephone: (202) 326-4020
Facsimile: (202) 326-4112

To Magnetek, Inc.:    Marty Schwenner
Vice President and CFO
Magnetek, Inc.
N49 W13650 Campbell Drive
Menomonee, WI 53051
Telephone: (262) 252-6922
Facsimile: (800) 298-3503

(h)    Authority to Enter Agreement. The signatory for each Party hereby represents and warrants that such Party has full power and authority to enter into this Security Agreement, that all necessary corporate approvals or other appropriate action has been taken to cause it to possess such power and authority and that this Security Agreement constitutes a legal, valid and binding obligation of such Party enforceable against it by the other Party.

(i)    In this Security Agreement, unless specifically otherwise provided or the context otherwise requires, the singular includes the plural and the plural the singular; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; and references to sections or schedules are to those of this Security Agreement.  Headings in this Security Agreement are included for convenience of reference only and shall not constitute a part of this Security Agreement for any other purpose. A reference to any statute will be deemed also to refer to all rules and regulations promulgated under the statute, unless the context requires otherwise.

(j)    Savings Clause. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY AND PROVIDED HEREIN AND ANY SECURITY INTERESTS OR OTHER LIENS SECURING SUCH OBLIGATIONS ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH THE SUBORDINATION AGREEMENT DATED AS OF SEPTEMBER XX, 2012 (THE “SUBORDINATION AGREEMENT') BY AND BETWEEN ASSOCIATED BANK, NATIONAL ASSOCIATION (THE “SENIOR LENDER”) AND PGBC. TO THE EXTENT THAT MAGNETEK IS SUBJECT TO REQUIREMENTS HEREUNDER THAT ARE INCONSISTENT WITH THE SUBORDINATION AGREEMENT (AN “INCONSISTENCY”), THE PROVISIONS OF THE SUBORDINATION AGREEMENT WILL CONTROL. BUT MAGNETEK ACKNOWLEDGES AND AGREES THAT IT HAS NO RIGHTS WHATESOEVER UNDER THE SUBORDINATION AGREEMENT AND THAT CONSEQUENTLY ONLY SENIOR LENDER MAY ASSERT ANY INCONSISTENCY.

IN WITNESS WHEREOF, the Parties have executed this Security Agreement as of the Effective Date.

MAGNETEK, INC.		PENSION BENEFIT GUARANTY CORPORATION

By:	/s/ Marty Schwenner	By:	/s/ Robert Bacon
Name:	Marty Schwenner	Name:	Robert Bacon
Title:	Vice President and Chief Financial Officer	Title:	Deputy Director, Corporate Finance and Restructuring Department